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                            October 27, 2020

       Joan Nano
       Chief Accounting Officer
       LGL Group, Inc.
       2525 Shader Road
       Orlando, FL 32804

                                                        Re: LGL Group, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed October 23,
2020
                                                            File No. 333-249639

       Dear Ms. Nano:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sergio
Chinos, Staff Attorney, at (202) 551-7844 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Manufacturing
       cc:                                              Elizabeth R.
Gonzalez-Sussman